Filed pursuant to Rule 433

Registration No. 333-234713

Issuer Free Writing Prospectus dated August 9, 2021

SVB Financial Group Announces Proposed Offering of Common Stock

SANTA CLARA, Calif., Aug. 9, 2021 - SVB Financial Group (“SVB”) (NASDAQ: SIVB), announced today that it intends to offer 2,227,000 shares of its common stock in an underwritten registered public offering. SVB also intends to grant the underwriter an option to purchase up to an additional 334,000 shares of its common stock to cover over-allotments. SVB intends to use the net proceeds from the offering for general corporate purposes, including supporting capital ratios at SVB and its subsidiary bank, Silicon Valley Bank.

Goldman Sachs & Co. LLC will act as book-running manager for the offering.

The offering is being made pursuant to an effective shelf registration statement, including a prospectus and prospectus supplement, filed by SVB with the U.S. Securities and Exchange Commission (“SEC”). Investors should read the prospectus in that registration statement, the related prospectus supplement and other documents SVB has filed with the SEC for more complete information about SVB and the offering before investing. These documents may be obtained for free by visiting the SEC website at www.sec.gov. Alternatively, SVB, the underwriter or any dealer participating in the offering will arrange to send you the prospectus contained in the registration statement, together with the related prospectus supplement, if you request it by contacting Goldman Sachs & Co. LLC at 200 West Street, New York, NY 10282, Attention: Prospectus Department, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com. This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SVB Financial Group

For nearly 40 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world.

SVB Financial Group is the holding company for all business units and groups © 2021 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond SVB Financial Group’s control. Forward-looking statements are statements that are not historical facts and generally can be identified by the use of such words as “becoming,” “may,” “will, ” “should, ” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. Although SVB Financial Group believes that the expectations reflected in SVB Financial Group’s forward-looking statements are reasonable, SVB Financial Group has based these expectations on its current beliefs as well as its assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside SVB Financial Group’s control. Forward-looking statements related to the offering and SVB Financial Group’s actual results of operations and financial performance could differ significantly from those expressed in or implied by SVB Financial Group forward-looking statements (for example, due to the COVID-19 pandemic and its effects on the economic and business environments in which SVB Financial Group operates). The forward-looking statements included in this disclosure are made only as of the date of this disclosure. SVB Financial Group does not intend, and undertakes no obligation, to update these forward-looking statements.

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SOURCE: SVB Financial Group

SOURCE: Silicon Valley Bank